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                                                                    EXHIBIT 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors
SigmaTron International, Inc.


We have issued our report dated June 25, 2004 accompanying the consolidated balance sheet of SigmaTron International, Inc. at April 30, 2004, and the related statements of operations, stockholders' equity and cash flows for the year then ended, included in the Annual Report of SigmaTron International, Inc. and Subsidiaries and Affiliate, SMT Unlimited L.P., on Form 10-K for the year ended April 30, 2004. We hereby consent to the incorporation by reference of said report in the Registration Statements of SigmaTron International, Inc. and Subsidiaries and Affiliate on Forms S-8 (File No. 33-20147 and 333-52044).

                                              /S/ GRANT THORNTON LLP

Chicago, Illinois
July 20, 2004